Exhibit 10.75



                        TRANSMISSION PATH LEASE AGREEMENT
                        ---------------------------------


          TRANSMISSION PATH LEASE AGREEMENT dated June 20, 1996, between PINNACLE SEVEN COMMUNICATIONS, INC. ("P7C" or "Carrier"), a Florida corporation, PINNACLE NINE COMMUNICATIONS, L.L.C. ("P9C"), a Delaware limited liability company, and WINSTAR WIRELESS, INC. ("Customer"), a Delaware corporation.

          WHEREAS, Carrier is the holder of licenses issued by the Federal Communications Commission ("FCC") to provide wireless telecommunications services utilizing specific portions of the 38.6 to 40 GHz frequency band ("38 GHz" or "38 GHz Band") in certain geographical areas; and

          WHEREAS, Carrier offers its wireless telecommunications services to the public; and

          WHEREAS, Customer is a common carrier providing various wireless communications services to the public, including audio, data and video transmission services; and

          WHEREAS, Carrier and Customer both desire to bring innovative wireless local distribution services to the public in as rapid a fashion and at as low a cost as possible; and

          WHEREAS, Customer desires to lease Transmission Paths (as hereinafter defined) from Carrier between various points to be designated by Customer from time to time, in order to supplement and/or complement its existing capacity so as to meet its customers' needs and expand its offerings for audio, data and video transmission services; and

          WHEREAS, Carrier desires to lease such Transmission Paths to Customer upon the terms and conditions set forth herein; and

          WHEREAS, Customer is making a substantial commitment to Carrier hereunder and will be incurring significant continuing market development costs and sharing valuable proprietary information with Carrier;

          NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and conditions set forth below, the parties hereto agree as follows:

          1. Definitions. As used in this Lease Agreement, the following terms shall have the meanings indicated:

               A.   "Effective Date" means June 20, 1996.



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               B.   "Transmission Facilities" means the radio equipment and
related facilities needed to transmit and/or receive 38 GHz Band radio signals via a specific radio channel allotted by Carrier for Customer's use between Transmission Points (as hereinafter defined) selected by the Customer in accordance with the terms hereof.

               C. "Service Area" means a geographical area bounded by minimum and maximum latitude and longitude coordinates within which Carrier is licensed by the FCC to provide 38 GHz services. Exhibit A hereto contains a list of all of Carrier's presently licensed Service Areas.

               D. "Transmission Point" means a building or other structure selected by Customer.

               E. "Transmission Path" means the communications path between two Transmission Points, including intermediate/repeater Transmission Points, and also means all Special Configuration Arrangements (as hereinafter defined).

               F. "Circuit Path" means a segment of bandwidth used by Customer in accordance with the terms hereof, capable of transmitting a minimum of four
(4) T-1/DS-1 circuits in a two way/duplex mode between Transmission Points.

          2. Term. The term of this Lease Agreement shall begin on the Effective Date and shall continue for a period of seven (7) years ("Term"), except as provided in Paragraph 12 or Paragraph 13 hereof.

          3.   Lease of Transmission Paths.

               A. Effective upon the execution hereof and payment by Customer of the initial lease payments due hereunder, Carrier shall lease to Customer one or more Transmission Paths in each Service Area listed in Schedule A, as may be requested by Customer, during the Term. Transmission Paths shall be requested by Customer in accordance with Paragraph 3B below. Customer may also utilize a deployment configuration other than direct point-to-point ("Special Configuration Arrangement") including, without limitation, a point to multipoint configuration and a configuration whereby one or more multiple point-to-point Transmission Paths are provided from a single location to numerous receiver locations, in either case, for video, audio and/or data transmission. All Special Configuration Arrangements within a Service Area shall be considered one Transmission Path for purposes of this Lease Agreement.

               B. To initiate service hereunder for a Transmission Path, Customer shall issue a service notice ("Service



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



Notice"), addressed to Carrier at Carrier's Business Office, specifying the desired location of the Transmission Points, the number of Circuit Paths in the Transmission Path, the Transmission Facilities to be utilized to operate each Circuit Path, the desired Circuit Path capacity, and the expected date for the commencement of service. Customer may modify the form of Service Notice from time to time as the need reasonably arises in order to obtain information reasonably necessary for determining installation and service requirements. Customer may subsequently increase or decrease or move its desired Circuit Path capacity or discontinue, move or modify service on any Transmission Path by submitting a new Service Notice. In lieu of submitting a Service Notice, Customer may file with Carrier a request ("Preclearance Request") with respect to a specified Transmission Path stating that it has concluded a prior coordination study which has determined that utilization of such Transmission Path will not be prevented by reason of electromagnetic interference to or from another licensee or to or from another Transmission Path then in service and requesting Carrier to protect the subject precleared Transmission Path (i.e.,
                                                                        ----
not lease or otherwise grant rights to the precleared Transmission Path to any other customer, not use the precleared Transmission Path other than for the provision of service to Customer and not grant any rights to any other customer or use for its own benefit any other Transmission Path which would electromag-netically interfere with the usage of such precleared Transmission Path by Customer) until such time specified by Customer in the Service Order or Preclearance Request as the desired date for commencement of service, which shall not be later than nine (9) months from the date of the Preclearance Request; provided, however, Customer may renew without cost to Customer a Preclearance Request for up to one additional nine-month period by delivering a notice of renewal to Carrier prior to the scheduled expiration thereof.

               C. Upon Customer's delivery to Carrier of a Service Notice pursuant to Paragraph 3B, Customer shall promptly act to have the necessary Transmission Facilities installed as soon as practicable at Customer's sole cost and expense and subject in all respects to Carrier's ultimate control of and access to such Transmission Facilities. Customer shall obtain any required construction approvals and site leases. In addition, Customer shall be responsible for providing, at its sole cost and expense, electrical power, single-line telephone connection, heating and cooling, and conduit and wiring hook-ups required to install and operate the Transmission Facilities.

               D. Customer shall, at its sole cost and expense, install and maintain all Transmission Facilities that are subject to this Agreement, including site preparation, engineering and design work. All equipment used by Customer shall be of its own selection; provided, however, that such equipment shall not violate



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technical standards of the FCC in effect from time to time.  In order to ensure a superior level of quality and to maintain the integrity of proprietary information, Carrier retains the sole discretion to approve (or reject) the person(s) providing such installation, maintenance and support services.

               E. Notwithstanding anything to the contrary in this Agreement, Customer shall construct and install in each Service Area to which this Agreement applies, on or before the close of the sixtieth day after the Effective Date, at least one Transmission Path or such greater number of Transmission Paths as may be required for purposes of maintaining in effect the licenses held by Carrier under any revised regulations issued by the FCC in connection with FCC NPRM 95-183 which are in effect on the Effective Date. In the event the FCC adopts rules during the term of this Agreement increasing the minimum number of Transmission Paths required in each Service Area to maintain in effect the licenses held by Carrier, Customer shall construct and install on or before the close of the sixtieth day after such requirements have become effective such number of Transmission Paths as are required for purposes of maintaining in effect the licenses held by Carrier under the revised regulations issued by the FCC.

               F. Notwithstanding anything to the contrary contained in this Lease Agreement, Carrier's agreement to provide any individual Transmission Path to Customer is contingent upon (i) the existence of a direct or indirect (i.e., using repeaters or other equipment) line of sight path between the Transmission Points selected by Customer, (ii) Carrier, at no cost to Carrier, being provided with rights of access allowing entry upon the premises of Transmission Points for the purpose of installing, operating, maintaining, and controlling Transmission Facilities located there, (iii) the provision by Customer to Carrier, at no cost to Carrier, of sufficient electricity to operate the Transmission Facilities, (iv) the provision by Customer, at no cost to Carrier, of all means necessary to connect Customer's traffic to the Transmission Facilities, (v) Carrier, where requested by Customer, at no cost to Carrier, obtaining required interconnection agreements with other carriers, (vi) the availability of a connecting co-channel Transmission Path in an adjacent service area operated by another carrier, or in an adjacent Service Area, in a deployment situation where Customer desires to carry traffic between service areas, (vii) the availability of sufficient capacity, and (viii) the provision of any service hereunder not being prohibited by any applicable rule or practice of the FCC and/or of any state or local authority having jurisdiction.

               G. The Transmission Paths provided hereunder may be used for any purpose, including, without limitation, for the transmission of audio, data and/or video signals, as well as any combination thereof, except where any such uses may, from time to



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time, be prohibited by law or by the rules and practices of the FCC and/or any state or local authority with jurisdiction over that particular Service Area. Subject to compliance with any applicable FCC or state regulation, Customer may resell the services provided herein.

               H. Carrier shall maintain such information as Carrier shall deem necessary or appropriate to provide the service hereunder and to comply with applicable FCC and/or state and local regulations. Upon reasonable request, Customer shall provide such information to Carrier with respect to the location and usage of Transmission Paths (other than the identity of its customers unless specifically requested in writing by the FCC or a state or local regulatory authority) as Carrier shall deem necessary in order to carry out its obligations hereunder and, upon reasonable request, Carrier shall provide information to Customer with respect to Transmission Paths leased hereunder. Customer acknowledges that Carrier may be required to use such information in reports submitted to the FCC and/or other regulatory authorities, and consents to the disclosure of such information solely for that purpose and subject to the provisions of Paragraph 14 hereof.

               I. Notwithstanding anything in this Lease Agreement to the contrary, including the availability of Transmission Paths and Transmission Facilities to Carrier hereunder, Customer may, at any time, obtain Transmission Paths and Transmission Facilities in the 38 GHz Band from any other source, including Customer's affiliates ("Additional Sources"), to supplement, or in lieu of, the Transmission Paths and Transmission Facilities provided to Customer hereunder. Carrier shall not be entitled to any compensation from Customer for any Transmission Paths and Transmission Facilities obtained by Customer from Additional Sources.

               J. Customer shall ensure that all FCC tower lighting and painting requirements, as well as all applicable Federal Aviation Administration requirements, are followed.

          4. Control of Facilities. Notwithstanding any other provision of this Lease Agreement, Carrier has and shall at all times continue to retain control over all FCC licenses and Transmission Facilities subject to this Lease Agreement and shall have, at all times, unfettered access to all of the Transmission Facilities installed pursuant to this Lease Agreement. In exercising this control, Carrier will not disturb or interfere with the services provided to Customer or its customers without good cause, such as a request from the FCC to shut down interfering transmissions, emergency service restoration or correction of other technical problems; provided, however, that Carrier shall provide Customer as much time as is reasonably practicable in the case of emergency disruptions of service. Carrier shall, with the



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reasonable cooperation and assistance of Customer, fully comply with all regulations necessary to keep Carrier's licenses in full force and effect. Carrier and Customer shall comply with all applicable FCC rules and regulations as well as any applicable state and local regulations and requirements governing Carrier's licenses and the provision of telecommunications services thereunder. In this regard, Carrier and Customer specifically agree as follows:

               A. Customer shall not represent itself as the holder of any FCC licenses issued to Carrier.

               B. Neither Carrier nor Customer shall represent itself as the legal representative of the other before the FCC or any state regulatory body. Except as otherwise required by law, all filings made before regulatory bodies with respect to Carrier's licenses and/or the services provided hereunder shall be made by and in the name of Carrier. Carrier and Customer will cooperate with each other with respect to regulatory matters concerning Carrier's licenses and the services provided pursuant to this Lease Agreement.

               C. Nothing in this Lease Agreement is intended to diminish or restrict Carrier's obligations as an FCC licensee and both parties desire that this Lease Agreement be in full compliance with the rules and regulations of the FCC and/or any state or local jurisdiction. Subject to the provisions of Paragraph 25 hereof, if the FCC or any state regulatory body of competent jurisdiction determines that any provision of this Lease Agreement violates any applicable rules, policies, or regulations, both parties shall use their best efforts to immediately bring this Lease Agreement into compliance, consistent with the intent of this Lease Agreement.

               D. It is expressly understood by Carrier and Customer that nothing in this Lease Agreement is intended to give to Customer any right which would be deemed to constitute a transfer of control (as "control" is defined in the Communications Act of 1934, as amended, and/or any applicable FCC rules or case law) of one or more of Carrier's licenses from Carrier to Customer.

          5.   Primacy of Service During Initial Phase.

               In light of the significant market development activities to be undertaken by Customer, as well as the need for Customer to provide Carrier with proprietary information under this Lease Agreement, Carrier agrees that, in all Service Areas, Carrier will not during the Initial Phase (as defined below) of the Initial Term, market or sell 38 GHz Band services of any kind to customers of Customer or to any other End User (as defined below) located in, or who provides 38 GHz Band services to others located in, such Service Area. "Initial Phase" shall mean, with respect to each



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



Service Area, the period beginning with the Effective Date and ending on the fifth anniversary of the Effective Date. Customer agrees that during the Initial Phase for each Service Area Customer will provide its services to any end user introduced to Customer by Carrier ("End User"), provided, however, that
(i) the End User is financially acceptable to Customer and agrees to pay Customer on such financial and tariff terms as Customer may reasonably require,
(ii) the End User enters into a contract or Service Order with Customer, (iii) a suitable Transmission Path is available and no conflict exists with an installed Circuit Path a pending Service Order or a Reserved Transmission Path, (iv) the addition of such End User will not result in radio frequency interference for existing or planned services, and (v) a sufficient quantity of radio equipment is available to service such End User. If Customer furnishes services to an End User, Customer shall collect charges from each End User in accordance with its normal practices. After the Initial Phase, Customer will have no obligation to provide services to any new End User but may agree to do so from time to time at the request of Carrier. Carrier agrees that during the Term it will not accept as its customer any entity which has been a customer of Customer during the Initial Phase including, without limitation, any End User provided service by Customer.

          6. Payments. In consideration for the provision of facilities and services hereunder, Customer shall pay to P7C the sum of $4,000 per month for each Service Area to which this Lease Agreement applies, payable in advance on the Effective Date and on the equivalent day of each month thereafter during the Term. Such payment shall continue to be made to P7C notwithstanding the transfer to P9C of any license subject to this Lease Agreement. Customer agrees not to challenge the validity of this Lease Agreement as a consequence of P7C's transfer to P9C of such License.

          7.   Regulatory Matters.

               A. Carrier shall timely file with the FCC and other regulatory agencies all required reports or notices, including (without limitation) semi-annual reports pursuant to Section 21.711 of the FCC's rules. Carrier shall make all other filings with the FCC and other regulatory bodies required in connection with Carrier's ability to provide services hereunder, including tariffs, upon reasonable request by Customer. Customer shall cooperate with Carrier by timely supplying to Carrier the information it requests in order to make such filings. Carrier agrees that it will consult with Customer with respect to any FCC or other regulatory filings that relate to services provided hereunder, and will provide Customer with a copy of any regulatory submissions made by Carrier in connection with the provision by Carrier of services hereunder at least three (3) business days prior to their being filed at the FCC or other regulatory body.



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



Except as otherwise provided in this Lease Agreement, neither party shall be restricted under this Lease Agreement from making any filings with state or federal regulatory authorities, including without limitation the FCC and the Securities and Exchange Commission, as it deems to be appropriate; provided, however, that neither party shall make any filing with any governmental agency which challenges the validity of any agreement entered into between Carrier and Customer or the ability of Carrier to provide services hereunder. Customer and Carrier shall also cooperate to comply with any FCC requirements for posting of licenses.

               B. Carrier shall use its best efforts, and Customer shall reasonably cooperate with Carrier, to obtain any and all FCC and state and local licenses, permits, authorizations or approvals required to provide the services contemplated by this Lease Agreement in a timely manner and as requested by Customer. During the term hereof (i) Carrier shall report to Customer on a monthly basis with regard to the status of its licenses and governmental authorizations to render interstate and intrastate services; and (ii) Carrier shall supply copies of Forms 494A to Customer within ten (10) business days after the Forms have been submitted to the FCC.

               C. Customer shall give Carrier such advance notice as is reasonable in the circumstances if Carrier proposes to utilize the Transmission Facilities in such manner as would require Carrier to be subject to regulation by any state regulatory authority. In such event, Customer, at its sole expense, shall prepare all such applications and other documents as may be required of Carrier by such authorities and will assist Carrier in filing and prosecuting all applications necessary for Carrier to obtain the approvals required by such authorities. Carrier will use its best efforts to file and prosecute such applications. Customer will reimburse Carrier for all expenses incurred by Carrier in connection therewith.

          8.   Regulatory Treatment of this Transmission Path Lease
Agreement.     Carrier and Customer intend that this Lease Agreement shall be treated for regulatory purposes as a carrier-to-carrier contract, which shall be binding upon Carrier and which may not be modified or abrogated by any tariff filed by Carrier. Promptly after execution of this Lease Agreement, Carrier shall file with the FCC and appropriate state authorities, if necessary, a copy of this Lease Agreement or a summary of the terms of this Lease Agreement.

          9.   Liability of Carrier and Customer.

               A. The liability of Carrier for damages arising out of mistakes, omissions, interruptions, delays, errors, or defects in transmission occurring in the course of furnishing



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



service hereunder shall in no event exceed an amount equal to the proportionate charge to Customer for the period of time during which such mistake, omission, delay, error, or defect in transmission occurs. Interruptions of service will be measured from the time reported by Customer until the time service is restored. No credit will be given for interruptions of less than thirty (30) minutes in duration. In no event will Carrier be liable for consequential damages.

               B. Carrier shall be indemnified and saved harmless from and against all loss, liability, damage, ad expense, including reasonable counsel fees, due to (i) claims for libel, slander, or infringement of copyright arising from the material transmitted over Transmission Facilities; (ii) claims for infringement of patents arising from combining, or using in connection with service or facilities (including the Transmission Facilities) furnished by Carrier, facilities or equipment of Customer; and (iii) claims for damage to property and injury or death to persons, including payments made under any Workmen's Compensation Law or under any plan for employees disability and death benefits which may arise out of, or be caused by, the construction, installation, maintenance, presence, use or removal of Customer facilities or equipment connected, or to be connected, to Carrier's facilities (including the Transmission Facilities).

               C. Carrier shall not be liable for any act or omission of any other carrier or other entity which furnishes facilities or equipment used with Transmission Facilities provided hereunder, unless such carrier or other entity acted as an agent of Carrier. Carrier shall be liable for any defacement or for damage to any premises resulting from the furnishing of services hereunder in such premises or the installation or removal of Transmission Facilities therefrom, unless such defacement or damage is not the result of actions or omissions of the agents or employees of Carrier.

          10. Liability Insurance. Customer shall maintain during the term of this Lease Agreement the following insurance coverage as well as all other insurance required by law in each jurisdiction where services are provided hereunder: (1) Worker's Compensation and related insurance as required by law;
(2) employer's liability insurance with a limit of at least three million dollars ($3,000,000) for each occurrence; (3) comprehensive general liability insurance, with a limit of at least three million ($3,000,000) per occurrence;
(4) comprehensive motor vehicle liability insurance with limits of at least three million dollars ($3,000,000) for bodily injury including death, to any one person, three hundred thousand dollars ($300,000) for each occurrence of property damage, and three million dollars ($3,000,000) for any one occurrence. Customer shall furnish Carrier, if requested by the Carrier, certificates or adequate proof of the insurance required



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by this clause.  Each policy shall provide that the insurer must give both parties, in writing, at least ten (10) days prior to cancellation of, or any material change in the policy.

          11. Indemnification. Carrier and Customer shall indemnify, defend and hold the other party harmless from any and all claims, damages, causes of action, penalties, statutory damages, interest, and costs and expenses, including reasonable attorneys' fees and court costs, arising directly or indirectly out of (i) the breach of such party's obligations hereunder, or
(ii) the gross negligence or willful misconduct of the said party, its employees or agents in connection with the performance of this Lease Agreement.

          12. Default. For purposes of this Lease Agreement, it shall be an "Event of Default" hereunder if:

               A. Customer fails to make any payment due and payable under this Lease Agreement and such failure continues for ten (10) days after written notice thereof shall have been sent to Customer by Carrier unless payment is being disputed in good faith by Customer; or

               B. Any of the representations or warranties of Customer or Carrier prove at any time to be materially incorrect as of the date of this Lease Agreement; or

               C. Except with respect to a payment default as provided in Paragraph 12A, Carrier or Customer breaches any material provision of this Lease Agreement and such breach continues for thirty (30) days after written notice thereof shall have been sent by the nonbreaching party to the breaching party; or

               D. Carrier shall forfeit, surrender, submit for cancellation, suffer the revocation of, or suffer or accept the materially adverse modification of one or more of its licenses covering a Service Area ("Affected Licenses"), such event not resulting from any act or failure to act on the part of Customer and having no cure period, and considered a final action and no longer subject to further administrative or judicial review.

               If an Event of Default occurs under this Paragraph 12, the nondefaulting party may terminate this Lease Agreement upon ten (10) days written notice to the other party if such Event of Default occurs prior to the time Customer has fulfilled its obligations pursuant to paragraph 3E and upon sixty (60) days written notice to the other party if such Event of Default occurs thereafter. Any party seeking to terminate this Lease Agreement shall continue to fulfill its obligations under this Lease Agreement during the notice period. Each party's rights to indemnity from the other party and to specific performance of this



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



Lease Agreement shall survive the termination of this Lease Agreement. In the event of a default by a party hereunder, the nondefaulting party may offset against amounts owed by the nondefaulting party to the defaulting party hereunder any amounts owed by the defaulting party to the nondefaulting party.

          13.  Termination of Purchase Agreement.

               A. If that certain Purchase Agreement among Pinnacle Seven Communications, Inc., a Florida corporation, Pinnacle Eight Communications, Inc., a Florida corporation, Carrier and WinPinn Corp. ("WinStar Subsidiary") dated as of the date of this Agreement pursuant to which WinStar Subsidiary will purchase the outstanding membership interests of Carrier (the "Purchase Agreement") is terminated prior to the time WinStar Subsidiary acquires the First P9C Interests (as defined in the Purchase Agreement), this Lease Agreement shall immediately terminate and Customer shall be entitled to remove and, at the request of Carrier, shall promptly remove, at Customer's expense, all of the Transmission Facilities it has installed pursuant hereto.

               B. If the Purchase Agreement is terminated after WinStar Subsidiary has acquired the First P9C Interests but before it has acquired the Second P9C Interests (as defined in the Purchase Agreement), this Lease Agreement shall terminate thirty days after the termination of the Purchase Agreement unless Customer, within such thirty-day period, pays to Carrier the sum of $300,000, in which event the Term shall be extended for a period of ten years from the date of such payment and, if the Service Agreement dated the date hereof among the parties hereto is also terminated, the monthly fee payable pursuant to Paragraph 6 shall be reduced to the sum of $2,500 per month for each Service Area to which this Lease Agreement then applies. It shall be a condition to the exercise of Customer's rights under this Paragraph 13B that, at the time of such exercise, no WinStar Party (as hereinafter defined) which is a party to an agreement with P7C or P9C shall be in material breach of any of its obligations pursuant to such agreement. As used herein, "WinStar Party" means WinStar Communications, Inc. or any of its wholly-owned direct or indirect subsidiaries or permitted assigns or successors.

          14. Specific Performance. Carrier acknowledges and agrees that irreparable damage would occur to Customer in the event that any of the provisions of this Lease Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Carrier agrees that Customer shall be entitled to an injunction and other remedies of "specific performance" in order to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or equity.



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



          15. Use of Information. All confidential technical and business information and all software and related documentation in whatever form recorded (all hereinafter designated "Information") furnished by either party to the other party under or in contemplation of this Lease Agreement shall remain the property of the furnishing party. For purposes of this Lease Agreement, the parties hereto agree that Customer's customer lists and End User identification which may become known to Carrier during the course of this Lease Agreement are confidential in nature and shall be deemed "Information" hereunder. Unless the parties otherwise agree in writing, all Information: (i) shall be treated in confidence by the receiving party and used only for the purposes for which furnished, (ii) shall not be reproduced or copied in whole or in part, except as necessary for use as authorized in this Lease Agreement, and (iii) shall, together with any copies thereof, be returned or destroyed when no longer needed, or may, if in the form of software recorded on an erasable storage medium, be erased. The above conditions do not apply to any part of the Information that becomes known to the receiving party free of any obligation to keep it in confidence. Carrier shall provide to Customer a letter agreement executed by each of the managers, members, officers and employees of Carrier confirming their agreement to the terms hereof.

          16. Notices. Unless otherwise required hereunder, all notices, requests, comments and other communications hereunder shall be in writing and shall be sent via facsimile, in each case addressed:

               If to Customer:

               WinStar Wireless, Inc.
               Attention:  Ralph Peluso
               7799 Leesburg Pike
               Falls Church, Virginia  22043
               Telecopier No.:  703/917-6557

               With a copy to:

               WinStar Wireless, Inc.
               Attention:  Timothy R. Graham
               230 Park Avenue, Suite 3126
               New York, New York  10169
               Telecopier No.:  212/867-1565


               If to Carrier:



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



                    Pinnacle Seven Communications, Inc.
                    2901 South Bayshore Drive
                    Suite 4B
                    Coconut Grove, Florida  33133
                    Attention:  Mr. Richard Landy
                    Telecopier No.: 305-445-4800

               with a copy to:

                    Akin, Gump, Strauss, Hauer & Field, L.L.P.
                    1333 New Hampshire Avenue, N.W., Suite 400
                    Washington, DC  20036
                    Attention:  Thomas W. Davidson, P.C.
                    Telecopier No.: 202-887-4288

                                     - and -

                    Mr. Richard Landy
                    745 Fifth Avenue, Suite 1701
                    New York, New York  10151
                    Telecopier No.: 212-688-3043


provided, however, that if any party shall have designated a different address or telecopier number by notice to the others, then to the last address so designated. Notice shall be deemed given when transmitted via facsimile as indicated above.

          17. Waiver. Any waiver by any party of any breach of or failure to comply with any provision of this Lease Agreement by the other party shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision or a waiver of any other provision of this Lease Agreement.

          18. Complete Agreement. This Lease Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party or any officer, employee or representative of any party.

          19. Governing Law; Jurisdiction. This Lease Agreement shall be construed and interpreted in accordance with and governed by the law of the State of New York and of the United States of America. Except where FCC primary jurisdiction is specified by law, the parties agree that any action or proceeding arising out of this Lease Agreement shall be brought in the courts of the State of New York in the County of New York or the United States District Court for the Southern District of New York and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The parties waive all objections to such exclusive jurisdiction and



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



that such courts constitute an inconvenient forum. Process or summons in any such action or proceeding may be served by registered mail, return receipt requested, postage prepaid, addressed to a party at the address set forth in Paragraph 16. Such mailing shall be deemed personal service and shall be deemed made upon the party served upon the first attempt at delivery if such attempt is refused.

          20. Force Majeure. If by reason of force majeure either party is unable in whole or in part to carry out its obligations hereunder, that party shall not be deemed in violation or default during the continuance of such inability. The term "force majeure," as used herein, shall mean the following: acts of God; acts of public enemies; orders of any kind of the government of the United States of America or of any individual state or any of their departments, agencies, political subdivisions, or officials or any civil or military authority; insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, volcanic activity, storms of extraordinary force, floods, washouts, drought, strikes, embargoes, civil disturbances, explosions, or any other cause or event not reasonably within the control of the adversely affected party.

          21. Amendment. This Lease Agreement may be amended or modified only by an instrument in writing duly executed by both parties.

          22. Counterparts. More than one counterpart of this Lease Agreement may be executed by the parties.

          23. Dealings with Third Parties; Use of Indicia. Neither party is, nor shall either party hold itself out to be, vested with any power or right to contractually bind on behalf of the other as its contracting broker, agent or otherwise for committing, selling, conveying or transferring any of the other party's assets or property, contracting for or in the name of the other party, or making any contractually binding representations as to the other party which shall be deemed representations contractually binding upon such party. Neither Carrier nor Customer shall have the right to use the other's name, trade names, trademarks, service marks, logos, codes or other symbols without the other's written consent, except as required by law; provided, however, that Customer shall be permitted to refer to Carrier in its customer and supplier agreements, as well as any regulatory filings, to identify Carrier's status as the holder of the applicable 38 GHz Band licenses and regulatory authority. In furtherance (and not in limitation) of the foregoing, Carrier acknowledges that "WinStar Wireless" and "Wireless Fiber" are service marks of Customer and/or its affiliates, to which all rights are reserved to Customer.

          24. Binding Effect. This Lease Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns.

          25. Assumption of Lease by License Transferee. Carrier shall not transfer any license subject to this Lease Agreement other than to P9C unless, concurrently with such transfer, the transferee assumes Carrier's obligations under this Lease Agreement with respect to such license in a written agreement satisfactory to Carrier. In accordance with the foregoing, upon transfer by Carrier to P9C of any license to provide wireless communications services for a Service Area, P9C shall assume all obligations of Carrier under this Lease Agreement with respect to such Service Area and shall be deemed to be the Carrier with respect thereto hereunder.

          26. Severability. If any provision of this Lease Agreement is determined to be invalid, illegal or incapable of being enforced by a court or regulatory agency of competent jurisdiction, the other provisions of this agreement shall not be affected and shall remain in full force and effect and the parties shall negotiate in good faith revisions to this Lease Agreement so as to effect the original intent of the parties pursuant to the provisions so affected.

          27. Assignment. This Lease Agreement may not be assigned by Carrier or Customer, unless the assigning party obtains the prior written consent of the other party and any attempted assignment in contravention of this provision shall be void and ineffective. Carrier agrees that sales by Customer to its customers or other service arrangements are not assignments within the contemplation of this Paragraph. Notwithstanding the foregoing, (a) Customer may assign this Lease Agreement without Carrier's prior written consent (i) in conjunction with the merger or reorganization of Customer or any controlling corporation, or the sale by Customer or any controlling corporation of all or substantially all of its assets, in each instance with or to an entity that is a wholly-owned direct or indirect subsidiary of Customer or Customer's corporate parent; or (ii) to any entity that is a wholly-owned direct or indirect subsidiary of Customer or of Customer's corporate parent; or (iii) as collateral security to any financing source of Customer in connection with any financing of the Transmission Facilities provided to Customer and/or any affiliate thereof, and (b) Carrier may assign this Agreement to P9C as set forth in Paragraph 25.

          28. Headings. The Paragraph and other headings contained in this Lease Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Lease Agreement.

          IN WITNESS WHEREOF, the parties have caused this Lease Agreement to be executed by their duly authorized officers on the day and year first above written.


                                   WINSTAR WIRELESS, INC.


                                   By:
                                      --------------------------------

                                   Title:
                                         -----------------------------


                                   PINNACLE SEVEN COMMUNICATIONS, INC.


                                   By:
                                      --------------------------------

                                   Title:
                                         -----------------------------


                                   PINNACLE NINE COMMUNICATIONS, L.L.C.


                                   By:
                                      --------------------------------

                                   Title:
                                         -----------------------------

                                    EXHIBIT A

                                  SERVICE AREAS


          The service areas authorized by the FCC in the radio station authorizations issued to Pinnacle Seven Communications, Inc. for: Station WPJA 784 in Philadelphia, Pennsylvania (File No. 3125-CF-P/L-95); Station WPJA 785 in Dallas, Texas (File No. 3126-CF-P\L-95); and Station WPJA 786 in Baltimore, Maryland (File No. 3128-CF-P/L-95).